EXHIBIT 2




                 INTELLECTUAL PROPERTY RIGHTS PURCHASE AGREEMENT
                 -----------------------------------------------



                                     BETWEEN

                               GEAC CANADA LIMITED

                                       AND

                               CLARUS CORPORATION









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                                TABLE OF CONTENTS


1.    Purchase and Sale of the Assets..........................................1
   1.1.  Purchase of the Assets................................................1
   1.2.  Further Assurances....................................................2
   1.3.  Purchase Price for the Company Intellectual Property..................2
   1.4.  No Assumption of Liabilities..........................................2
   1.5.  Closing...............................................................2
   1.6.  Company Actions.......................................................2
2.    Representations of the Company...........................................3
   2.1.  Organization..........................................................3
   2.2.  Authorization.........................................................3
   2.3.  Ownership of Company Intellectual Property............................4
   2.4.  Intellectual Property.................................................4
   2.5.  Disclosure............................................................9
3.    Representations of the Buyer.............................................9
   3.1.  Organization and Authority............................................9
   3.2.  Authorization.........................................................9
   3.3.  Regulatory Approvals.................................................10
4.    Access to Information; Public Announcements; Covenants of the Company...10
   4.1.  Access to Management, Properties and Records.........................10
   4.2.  Confidentiality......................................................10
   4.3.  Public Announcements.................................................11
   4.4.  Third Party Acquisitions.............................................11
   4.5.  Filings; Other Actions; Notification.................................13
   4.6.  Information Supplied.................................................14
   4.7.  Stockholders Meeting.................................................14
   4.8.  Effect of Termination and Abandonment................................15
5.    Efforts to Obtain Satisfaction of Conditions............................15
6.    Conditions to Obligations of the Buyer..................................15
   6.1.  Continued Truth of Representations and Warranties of the Company;
   Compliance with Covenants and  Obligations.................................15
   6.2.  Corporate Proceedings and Shareholder Approval.......................16
   6.3.  The Company Intellectual Property....................................16
   6.4.  Governmental Approvals...............................................16
   6.5.  Consent of Third Parties.............................................16
   6.6.  Adverse Proceedings..................................................16
   6.7.  Fulfillment of Closing Conditions of Asset Purchase Agreement........16
   6.8.  Closing Deliveries...................................................16
7.    Conditions to Obligations of the Company................................17
   7.1.  Continued Truth of Representations and Warranties of the Buyer;
   Compliance with Covenants and Obligations .................................17
   7.2.  Company Proceedings..................................................17
   7.3.  Governmental Approvals...............................................17
   7.4.  Consents of Third Parties............................................18

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   7.5.  Adverse Proceedings..................................................18
   7.6.  Fulfillment of Conditions to Closing in US Asset Purchase Agreement..18
   7.7.  Stockholder Approval.................................................18
   7.8.  Closing Deliveries...................................................18
8.    Post-Closing Agreements.................................................19
   8.1.  Proprietary Information..............................................19
   8.2.  Limitation on Use of Name............................................19
   8.3.  Non-Competition Agreement............................................19
   8.4.  Sharing of Data......................................................20
   8.5.  Cooperation of the Company...........................................20
   8.6.  Limited License to the Company to use the software comprising the Company Intellectual Property..........................................20
9.    Intentionally Omitted...................................................20
10.   Termination of Agreement; Option to Proceed; Damages....................21
   10.1.    Termination by Lapse of Time......................................21
   10.2.    Termination by Agreement of the Parties...........................21
   10.3.    Termination by Reason of Breach...................................21
   10.4.    Availability of Remedies at Law...................................21
11.   Dispute Resolution......................................................21
   11.1.    General...........................................................21
   11.2.    Consent of the Parties............................................21
   11.3.    Arbitration.......................................................22
12.   Brokers.................................................................22
   12.1.    For the Company...................................................22
   12.2.    For the Buyer.....................................................22
13.   Notices.................................................................23
14.   Successors and Assigns..................................................24
15.   Entire Agreement; Amendments; Attachments...............................24
16.   Severability............................................................24
17.   Expenses................................................................24
18.   Governing Law...........................................................24
19.   Section Headings........................................................24
20.   Counterparts............................................................25
21.   Definition of Knowledge.................................................25
22.   Construction............................................................25
23.   Defined Terms in Section of Agreement Indicated.........................25

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                 INTELLECTUAL PROPERTY RIGHTS PURCHASE AGREEMENT

         THIS INTELLECTUAL PROPERTY RIGHTS PURCHASE AGREEMENT (the "Agreement") is made as of the 24th day of August, 1999 by and between Clarus Corporation, a Delaware Corporation (the "Company"), and Geac Canada Limited, a Canadian corporation (the "Buyer"). All amounts referred to herein as denominated in "dollars" or preceded by the "$" sign are stated in U.S. dollars.

         WHEREAS, the Company desires to sell substantially all of the intellectual property related to the Business, as such term is defined below, for the consideration set forth below, subject to the terms and conditions of this Agreement;

         WHEREAS, the Buyer desires to purchase such assets and assume certain related liabilities, subject to the terms and conditions of this Agreement;

         WHEREAS, the Board of Directors of the Buyer has approved the transactions contemplated herein upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, for purposes of this Agreement, the term "Business" means all of the business conducted by the Company, of each and every nature, relating to the development, marketing, licensing and sale of products for use in the Financial, Enterprise Resource Planning and Human Resources markets, and, for greater certainty, excluding the Electronic Commerce Business;

         WHEREAS, for purposes of this Agreement, the term "Electronic Commerce Business" means the development, marketing, licensing and sale of products for use in electronic commerce, currently consisting of the "Clarus E Procurement" and "Clarus Commerce" products;

         WHEREAS, the Board of Directors of the Company (the "Company's Board of Directors") has approved this Agreement, has determined that the transactions contemplated by this Agreement, taken together, are in the best interests of the Company's stockholders and has agreed to recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

         1. Purchase and Sale of the Assets.

             1.1. Purchase of the Assets. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement the Company will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase, acquire,


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accept and pay for, all of the Company's right, title and interest in and to all of the Company Intellectual Property (as defined below).

             1.2. Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Company shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Company Intellectual Property and to carry out the purpose and intent of this Agreement.

             1.3. Purchase Price for the Company Intellectual Property. The aggregate purchase price to be paid by the Buyer for the Company Intellectual Property shall be the sum of Eleven Million One Hundred Forty Thousand Dollars ($11,140,000), subject to adjustment pursuant to the Indemnification Agreement among the Buyer, the Company and Geac Computer Systems, Inc., dated as of even date herewith (the "Purchase Price"). The Purchase Price shall be payable by the Buyer to the Company in cash, by cashier's or certified check, or by wire transfer of immediately available funds to an account designated by the Company.

             1.4. No Assumption of Liabilities. The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Company shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, known or unknown, of the Company, including, without limitation, any liabilities or obligations related to (i) any litigation involving the Company, (ii) brokers or other third parties acting on behalf of the Company in connection with the sale of the Company Intellectual Property,
(iii) any taxes which are or were due and payable in connection with the Company Intellectual Property on or prior to the Closing Date; and (iv) any liability related to its business and operations not included in the Business.

             1.5. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Epstein Becker & Green, P.C., 75 State Street, Boston, Massachusetts at 10:00 a.m., Boston Time, or such other place and time as the parties shall mutually agree, as soon as all the necessary consents and approvals to the transactions contemplated herein are obtained by the parties (the "Closing Date"), but in no event later than the second business day following the satisfaction of the conditions set forth in Sections 6.4, 6.5 and 7.7 hereof. The transfer of the Company Intellectual Property to the Buyers shall be deemed to occur at 12:01 a.m., Boston time, on the Closing Date.

             1.6. Company Actions. The Company hereby approves of and consents to this Agreement and represents that the Company's Board of Directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, taken together, are in the best interests of the Company's stockholders,
(ii) approved this Agreement and the transactions contemplated hereby in all respects, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement; provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company's Board determines in good faith, after taking into consideration the written advice of its outside legal counsel, that failure to take such action is reasonably likely to result in a breach of the fiduciary obligations of the Company's Board of Directors under applicable law. The Company also represents that the



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Company's Board of Directors has reviewed the opinion of US Bancorp Piper
Jaffray, financial advisor to the Company's Board of Directors (the "Financial Advisor"), that, as of the date of this Agreement, the consideration to be received pursuant to this Agreement is fair to the Company from a financial point of view (the "Fairness Opinion"). The Company has been authorized by the Financial Advisor to permit, subject to the prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the Fairness Opinion (or a reference thereto) in the Proxy Statement delivered by the Company to its Stockholders in connection with the transactions contemplated herewith and any amendment or supplement thereto (the "Proxy Statement").

         2. Representations of the Company.

             The Company represents and warrants to the Buyer as follows:

             2.1. Organization. Each of the Company and its subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and (b) has all requisite power and authority (corporate and otherwise) to own its properties and to carry on its business as now being conducted. The Company has made available to the Buyer a complete and correct copy of the Company's certificate of incorporation and bylaws (or comparable operating documents), each as amended to date. The Company's certificate of incorporation and bylaws (or comparable governing documents) so made available are in full force and effect.

         2.2. Authorization.

         (a) The Company has all requisite power (corporate and otherwise) and authority to execute, deliver and perform its obligations hereunder except for the required approval of the stockholders of the Company. The execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate and shareholder action except for the required approval of the stockholders of the Company. This Agreement has been duly executed by the Company. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and equitable principles. The execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby following approval by the Company's stockholders, will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to the Company; (b) violate the provisions of the charter or Bylaws of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Business pursuant to, any indenture, mortgage, deed of trust



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or other agreement or instrument to which the Company is a party or by which the
Company is or may be bound, except as set forth on Schedule 2.2. Schedule 2.2 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

             2.3. Ownership of Company Intellectual Property. Schedule 2.3 attached hereto sets forth a true, correct and complete list of all claims, liabilities, security interests, mortgages, liens, pledges and encumbrances of any kind affecting the Company Intellectual Property (the items set forth on Schedule 2.3, together with any licenses granted to end user customers of the Business in the ordinary course of business, being hereinafter referred to as the "Encumbrances"). The Company is, and at the Closing will be, the true and lawful owner of the Company Intellectual Property, and will have the right to sell and transfer to the Buyer good title to the Company Intellectual Property, free and clear of all Encumbrances of any kind. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good title to the Company Intellectual Property in the Buyer, free and clear of all Encumbrances.

             2.4. Intellectual Property. For purposes of this Agreement, the following terms have the following definitions:

"Intellectual Property Rights" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, processes, formulas, know how, computer software programs (in both source code and object code form), technology, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, business names, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all customer lists, databases and data collections and all rights therein throughout the world; (vi) all moral and economic rights of authors and inventors, however denominated, throughout the world; (vii) all Software; (viii) all licenses and other agreements to which the Company is a party (as licensor or licensee) or by which the Company is bound relating to any of the foregoing kinds of property; (ix) all rights to any "know how", trade secrets or use of ideas; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world;

"Commercial Software Rights" shall mean commercially available software programs generally available to the public (including without limitation both so-called "shrink-wrap" software and enterprise software) which have been licensed to the Company or its subsidiaries pursuant to end-user licenses and which are used in the Business, but are in no way a component of or incorporated in any of the Company's or any of its subsidiaries' Software;



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"Company Intellectual Property" shall mean any Intellectual Property Rights to the extent used in or under development for use in the Business, including without limitation those Intellectual Property Rights used internally by the Company in the Business and those licensed, sold or distributed by the Company in the Business to third parties, but excluding all Commercial Software Rights and Embedded Third Party Software;

"Software" means the software specified in Schedule 2.4 and all other software used in connection with the Business or on order or under development for use in connection with the Business, whether or not for internal use or for licensing, sale or distribution.

"Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority; and

"Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any subsidiary and used in the Business.

"Embedded Third Party Software" shall mean all Software that is licensed to the Company by a third party and is a component of, or incorporated into, any of the Company's or any of its subsidiaries' products that are included in the Business.

         (a) Schedule 2.4 sets forth a complete list of (i) all Registered Intellectual Property, (ii) all material Intellectual Property Rights included in the Company Intellectual Property and specifies the jurisdictions in which such Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with (iii) a list of all software products currently marketed by the Company and its subsidiaries in connection with the Business and an indication as to which, if any, of such software products have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered. To the Company's knowledge, all statements contained in all applications for registration of the Company Registered Intellectual Property were true and correct as of the date of such applications. Except as set forth on Schedule 2.4, each of the trademarks and trade names included in the Company Intellectual Property is in use.

         (b) Schedule 2.4 sets forth a complete list of (i) any requests the Company or any subsidiary has received to make any such registration of Company Intellectual Property, including the identity of the requestor and the item requested to be so registered and the jurisdiction for which such request has been made, (ii) all licenses, sublicenses, and other agreements to which the Company or any subsidiary is a party and pursuant to which the Company, any subsidiary, or any other person is authorized to use any material item of Company Intellectual Property, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty, and the term thereof (provided that in the case



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of end user agreements only the identity of the parties thereto may be supplied)
and (iii) any agreement pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company (other than licenses of Commercial Software Rights). Except as set forth on Schedule 2.4, the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will cause neither the Company nor any subsidiary to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

         (c) Except as set forth on Schedule 2.4, neither the Company nor any subsidiary has been sued or charged as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement by the Company Intellectual Property of any Intellectual Property Rights of any third party used in the Business and which has not been finally terminated prior to the date hereof, nor does the Company have any knowledge of any such charge or claim or any valid basis therefor, and there has been no decree, order, judgment, stipulation or claim of any infringement liability by the Company or any subsidiary of any Intellectual Property Rights of another. To the Company's knowledge, no Company Intellectual Property or Embedded Third Party Software is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing of products by the Company and the subsidiaries.

         (d) Except as set forth on Schedule 2.4, each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the registrations of such Registered Intellectual Property.

         (e) Except as set forth on Schedule 2.4, the Company or a subsidiary is the sole and exclusive owner or licensee of, with all right, title, and interest, or license rights, as the case may be, in and to each item of Company Intellectual Property, free and clear of any Encumbrance, and has sole and exclusive rights, excluding licenses granted to end user customers of the Business in the ordinary course of business (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property is being used. Except as set forth on Schedule 2.4, neither the Company nor any of its subsidiaries is a party to or bound by any agreement, indenture, contract, lease, deed of trust, license, sublicense, option, instrument or other commitment, whether written or oral, that limits or impairs its ability to sell, license or assign, or that otherwise adversely affects in any material respect, the Company Intellectual Property. None of the Software which is owned by the Company includes or incorporates, any (i) software distributed free of charge on a trial basis for which a paid license would be required for commercial distribution, (ii) software whose ownership has been retained by a third party who controls its distribution, or (iii) any other code obtained from the public domain.

         (f) To the extent that any material Company Intellectual Property has been developed or created by a third party for the Company or any subsidiary, the Company or a subsidiary has a



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written agreement with such third party with respect thereto, and the Company or a subsidiary, has obtained ownership of, and is the exclusive owner of all such third party's Intellectual Property Rights in such work. All Embedded Third
Party Software is listed and identified as such on Schedule 2.4, which schedule also indicates whether the Company's license for such Embedded Third Party Software is exclusive or nonexclusive.

         (g) Neither the Company nor any subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to any third party.

         (h) All material contracts, licenses and agreements relating to the Company Intellectual Property and the Embedded Third Party Software are in full force and effect. Except as set forth on Schedule 2.4, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will neither violate nor result in the material breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Except as set forth on Schedule 2.4 the Company and each of the subsidiaries is in material compliance with, and has not breached any material term of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in material compliance with, and have not breached any material term of, such contracts, licenses and agreements. Except as set forth on
Schedule 2.4 following the Closing Date, the Buyer will be permitted to exercise all of the Company's and the subsidiaries' rights under such contracts, licenses and agreements to the same extent the Company or any subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Company or any subsidiary would otherwise be required to pay.

         (i) Except as set forth on Schedule 2.4, no claims with respect to Company Intellectual Property have been asserted or, to the Company's knowledge, are threatened by any person, nor to the Company's knowledge are there any valid grounds with respect to Company Intellectual Property for any bona fide claims
(i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company and the subsidiaries used in the Business infringes on or misappropriates any Intellectual Property Rights or constitutes unfair competition or trade practices under the laws of any jurisdiction, (ii) against the use by the Company or any subsidiary of any Company Intellectual Property or
(iii) challenging the ownership by the Company or any subsidiary of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property. To the Company's knowledge, the foregoing representations and warranties are true and correct with respect to Embedded Third Party Software. To the knowledge of the Company, the Business as currently conducted or as reasonably foreseeably proposed to be conducted as of the date hereof has not and does not infringe on any proprietary right of any third party. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property or Third Party Embedded Software by any third party, including any employee or former employee of the Company or any subsidiary.



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         (j) The Company has taken reasonable steps to protect the Company's and the subsidiaries' rights in their confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Buyer and all current and former employees and contractors of the Company have executed such an agreement, except where the failure to do so is not reasonably expected to result in a Business Material Adverse Effect. For purposes of this Agreement, "Business Material Adverse Effect" means a material adverse effect on any of the financial condition, properties, business, results of operations or reasonably foreseeable prospects of the Business as contemplated on the date hereof, taking such Business as a whole (either directly or as a result of its effect on the Company), but excluding any effect on the sales of the Business or the collection of the accounts receivable of the Company resulting from the announcement of the transactions contemplated by this Agreement. For purposes of this Agreement, when a representation or warranty is qualified by the phrase "Business Material Adverse Effect," the determination of whether or not there is a Business Material Adverse Effect with respect to the matters referenced in such representation or warranty shall be made both with respect to each matter referenced therein on an individual basis and with respect to all matters referenced therein on a collective basis.

         (k) The latest version of each software program included in the Software (excluding the Commercial Software Rights) which is currently marketed by the Company, including, without limitation, the controlled release version of the FSA Program, conforms in all material respects to the published specifications delivered by the Company for such software program. Such Software does not contain any product keys, expiry codes, time locks, bombs, or other routines, codes or devices that may prevent the Buyer or any end user of such Software from using such Software at any time. To the knowledge of the Company, such Software, and the computer systems and media on which such Software is stored, do not contain any computer viruses or any other programs that may affect the normal use of the Software or any other software, data or computer systems.

         (l) (i) Except as set forth on Schedule 2.4, all Date Sensitive Systems are Year 2000 Compliant; provided, however, that with respect to Date Sensitive Systems that constitute Embedded Third Party Software, the foregoing representation and warranty is made to the Company's knowledge. "Date Sensitive Systems" means the most recent versions (i.e., the C5 version, where applicable) of Software included in the Company Intellectual Property and any Embedded Third Party Software that is or was previously marketed by the Company, including any electronic or electronically controlled systems or component thereof that processes any Date Data, both for the Company's internal use and which the Company sells, leases, licenses, assigns or otherwise provides, or the benefit of which the Company provides, to its customers, vendors, suppliers, affiliates or any other third party. "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Year 2000 Compliant" means, with respect to Date Sensitive Systems, that each such system when used in the manner currently used by the Company and in accordance with such system's own documentation accurately processes all Date Data without loss of any material functionality or performance as a result of the change in year from 1999 to 2000 and thereafter, including, but not limited to, calculating, comparing, sequencing, storing, displaying



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and otherwise processing such date data (including all leap year considerations); (ii) except as set forth on Schedule 2.4, each of the suppliers of goods or services that are material to the Business has certified or otherwise provided evidence to the Company that its ability to carry on business will not be adversely affected by the change from the year 1999 to the year 2000; (iii) Schedule 2.4 sets forth a true, correct and complete list of any agreements, promises or statements by or between the Company and other persons in respect of the year 2000, including but not limited to auditors, insurers, bankers, customers and shareholders of the Business, excluding end user customer warranties made in the ordinary course of business; (iv) Schedule 2.4 sets forth a true, correct and complete list of reports prepared by or on behalf of the Company in respect of the year 2000 in relation to the Business; (iv) Schedule
2.4 sets forth a true, correct and complete description of the Company's year 2000 compliance program, including but not limited to year 2000 test methodologies, plans, scripts and outputs/results for all products that are material to the Business.

             2.5. Disclosure. The representations and warranties made by the Company in this Agreement, in the Exhibits hereto and the Schedules delivered or to be delivered pursuant to this Agreement, taken as a whole, do not contain and will not contain any untrue statement of a material fact, and do not omit and will not omit any material fact, necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Copies of all documents heretofore or hereafter delivered or made available to the Buyer, including, without limitation, the documents disclosed in the Schedules to this Agreement, are complete and accurate copies of such documents.

         3. Representations of the Buyer

             The Buyer represents and warrants to the Company as follows:


             3.1. Organization and Authority. The Buyer is (a) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) has all requisite power (corporate and otherwise) and authority to own its properties and to carry on its business as now being conducted and (c) is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, has not had and is not reasonably likely to have a Buyer Material Adverse Effect. The Buyer has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws of the Buyer, as amended to date. The certificate of incorporation and bylaws so delivered are in full force and effect.

             3.2. Authorization. The Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Buyer is a party constitute the valid and legally binding obligations of it, enforceable against the Buyer in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and equitable principles. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the charter or Bylaws of the Buyer; or (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator. Schedule 3.2 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

             3.3. Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or prior to the Closing Date will be, obtained and satisfied, including, without limitation, filings and approvals pursuant to the HSR Act (as defined below) and Canadian and provincial securities laws.

         4. Access to Information; Public Announcements; Covenants of the
Company

             4.1. Access to Management, Properties and Records. From the date of this Agreement until the Closing Date, the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer access upon reasonable prior notice and during normal business hours to all management personnel, offices, properties, books and records of the Business, for the sole purpose of facilitating the Closing of the transactions contemplated hereunder. The Company shall furnish to the Buyer such financial and operating data and other information as to the Business as the Buyer shall reasonably request. Upon prior approval of the Company, which shall not be unreasonably withheld or delayed, the Buyer shall also have the right to contact the Company's vendors and customers, and other persons having business dealings with the Company for the sole purpose of facilitating the Closing of the transactions contemplated hereunder. The Company shall be entitled to participate in such communications and to make the initial introductions. The activities contemplated by this subsection are hereinafter referred to as "Due Diligence Activities."

             4.2. Confidentiality. All information not previously disclosed to the public or generally known to the persons engaged in the respective businesses of the Buyer or the Company which shall have been furnished by either the Buyer or the Company to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall not be disclosed to any other person other than their respective employees, directors, attorneys, accountants, lenders or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated and upon request by the either party in the case of information disclosed by such party, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, or destroyed by the receiving party (in which case the receiving party shall provide the disclosing party with a certificate certifying that such documents were destroyed) and neither party shall at any time thereafter disclose to any third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto. Notwithstanding the foregoing, the receiving party shall be entitled to retain that portion of such confidential information that the receiving party's counsel advises it is necessary or advisable to be retained for the purposes of any subsequent legal action involving the receiving party and the disclosing party or its shareholders, officers or directors, subject however to all of the confidentiality provisions hereof for so long as such confidential information is retained.

             4.3. Public Announcements. Except as otherwise required by law, the parties agree that prior to the Closing Date any and all general public pronouncements or other general public communications concerning this Agreement and the purchase of the Acquired Assets by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Company and the Buyer, provided that the Company and Geac Computer Corporation Limited shall be permitted to make such disclosures as may be required by law or rules of its securities exchange.

             4.4. Third Party Acquisitions.

         (a) The Company agrees that neither it nor any of its subsidiaries nor any of its or its subsidiaries' employees or directors shall, and it shall direct and use its best efforts to cause its and its Subsidiaries' agents and representatives (including any investment banker or other financial advisor and any attorney or accountant retained by it or any of its subsidiaries (collectively, "Company Advisors")) not to, directly or indirectly, initiate, solicit or otherwise facilitate any inquiries in respect of, or the making of any proposal for, a Third Party Acquisition (as defined in clause (b) below). The Company further agrees that neither it nor any of its subsidiaries nor any of its or its subsidiaries' employees or directors shall, and it shall direct and use its best efforts to cause all Company Advisors not to engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Third Party (as defined in clause (b) below) relating to the proposal of a Third Party Acquisition, or otherwise attempt to make or implement a Third Party Acquisition; provided, however, that if at any time prior to the Closing, the Company's Board of Directors determines in good faith, after taking into consideration the written advice of its outside legal counsel, that it is required in order for its members to comply with their fiduciary duties under applicable law, the Company may, in response to an inquiry, proposal or offer for a Third Party Acquisition which was not solicited subsequent to the date hereof, (x) furnish non-public information with respect to the Company to any such person pursuant to a confidentiality agreement on terms substantially similar to the confidentiality agreement entered into between the Company and the Buyer prior to the execution of this Agreement and
(y) participate in discussions and negotiations regarding such inquiry, proposal or offer; and provided, further, that nothing contained in this Agreement shall prevent the Company or the Company's Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any proposed Third Party Acquisition or withdrawing its recommendation to the stockholders of the Company to approve the transactions contemplated herein. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any of the foregoing. The Company shall take the necessary steps to promptly inform all Company Advisors of the obligations undertaken in this Section 4.4(a). The Company agrees to notify the Buyer as promptly as reasonably practicable in writing if (i) any inquiries relating to or proposals for a Third Party Acquisition are received by the Company, any of its subsidiaries or any of the Company Advisors, (ii) any confidential or other non-public information about the Company or any of its subsidiaries is requested from the Company, any of its subsidiaries or any of the Company Advisors, or (iii) any negotiations or discussions in connection with a possible Third Party Acquisition are sought to be initiated or continued with the Company, any of its subsidiaries or any of the Company Advisors indicating, in connection with such notice, the principal terms and conditions of any proposals or offers, and thereafter shall keep the Buyer informed in writing, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also agrees promptly to request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its subsidiaries, if any, to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its subsidiaries.

         (b) Except as permitted by this clause (b), the Company's Board of Directors shall not withdraw its recommendation to the stockholders of the Company to approve the transactions contemplated herein or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the preceding sentence, if the Company's Board of Directors determines in its good faith judgment, after taking into consideration the written advice of its outside legal counsel, that it is required in order for its members to comply with their fiduciary duties under applicable law, the Company's Board of Directors may withdraw its recommendation to its stockholders of the approval of the transactions contemplated hereby, or approve or recommend or cause the Company to enter into an agreement with respect to a Superior Proposal (as defined below); provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless this Agreement is concurrently terminated by its terms pursuant to Section 10.3. For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than the Buyer or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of assets comprising the Business, or any part thereof, outside the ordinary course of business; (iii) the acquisition by a Third Party of 50% or more of the outstanding capital stock of the Company and its subsidiaries; or (iv) the adoption by the Company of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the capital stock of the Company then outstanding or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, or the assets comprising the Business, or any part thereof and outside the ordinary course of business, and otherwise on terms which the Company's Board of Directors by a majority vote determines in its good faith judgment (after consultation with its Financial Adviser or other financial advisors of nationally recognized reputation) to be reasonably capable of being completed (taking into account all material legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal, including the availability of financing therefor) and more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement.

             4.5. Filings; Other Actions; Notification.

         (a) A vote of the Company's stockholders is required by law in order to consummate the transactions contemplated hereunder. Accordingly, the Company shall promptly prepare and file with the SEC a Proxy Statement (as defined in Section 4.6 below), which shall include the recommendation of the Company's Board of Directors that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Fairness Opinion. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the stockholders of the Company. The Company shall also use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the consummations of the transactions contemplated by this Agreement and will pay all expenses incident thereto.

         (b) Upon and subject to the terms and conditions set forth in this Agreement, the Company and the Buyer shall cooperate with each other and use (and shall cause their respective subsidiaries to use) all reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement; provided, however, that nothing in this Section 4.5 shall require, or be construed to require, the Company or the Buyer to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Closing Date, any material assets, businesses or any interest in any material assets or businesses of the Buyer, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its material assets or businesses) or to agree to any material change in or material restriction on the operations of any such assets or businesses; provided, further, that nothing in this Section shall require, or be construed to require, a proffer or agreement that would, in the reasonable judgment of the Company or the Buyer, as the case may be, be likely to have a material adverse effect on the anticipated financial condition, properties, business or results of operations of the Company and its subsidiaries or the Buyer and its subsidiaries, as the case may be, after the consummation of the transactions contemplated herein, taken as a whole, in order to obtain any necessary or advisable consent, registration, approval, permit or authorization from any Governmental Entity. Subject to applicable laws relating to the exchange of information, the Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Buyer or the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Proxy Statement to the extent it describes the transactions set forth herein. In exercising the foregoing right, the Company and the Buyer shall act reasonably and as promptly as practicable.

         (c) Each of the Company and the Buyer shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with filings pursuant to the HSR Act, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Buyer, the Company or any of their respective subsidiaries to any governmental entity or other person (including the NASD) in connection with the transactions contemplated by this Agreement.

         (d) Each of the Company and the Buyer shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Buyer or the Company, as the case may be, or any of their respective subsidiaries, from any third party and/or any governmental entity alleging that the consent of such third party or governmental entity is or may be required with respect to the transactions contemplated by this Agreement. Each of the Company and the Buyer shall give prompt notice to the other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (x) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (y) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

             4.6. Information Supplied. Each of the Buyer and the Company agrees, as to information provided by itself and its subsidiaries, that none of the information included or incorporated by reference in the Proxy Statement, will, at the time the Proxy Statement is cleared by the SEC, at the date of mailing to stockholders of the Company, and at the time of the Stockholders Meeting (as defined in Section 4.7), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             4.7. Stockholders Meeting. The Company will take, in accordance with applicable laws and its certificate of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of the capital stock of the Company (the "Stockholders Meeting") as promptly as practicable after the Proxy Statement is cleared by the SEC to consider and vote upon the approval of this Agreement. The Proxy Statement shall include a statement that the Company's Board of Directors approved this Agreement, determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company's Stockholders and recommended that the Company's Stockholders vote in favor of the transactions contemplated herein, and the Company shall use all reasonable and customary efforts to solicit such approval; provided, however, that if the Company's Board of Directors determines in good faith, after taking into consideration the written advice of its outside legal counsel, that the Proxy Statement not containing such recommendation is required in order for its members to comply with their fiduciary duties under applicable law, then any failure of the Proxy Statement to contain such recommendation shall not constitute a breach of this Agreement.

             4.8. Effect of Termination and Abandonment

         (a) If a proposal by a Third Party for a Third Party Acquisition has been publicly announced at the time of termination of this Agreement by the Buyer and the Buyer shall have terminated this Agreement pursuant to Section 10.3, the Company shall pay to the Buyer within two (2) business days of such termination an amount equal to all costs and expenses (including attorneys' fees and expenses) incurred by the Buyer in connection with the negotiation, drafting and execution of this Agreement and the consummation of the transactions contemplated herein.

         (b) The Company acknowledges that the agreements contained in Section
4.8 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Buyer would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts required pursuant to Section 4.8 and, in order to obtain such payment the Buyer commence a suit which results in a final non-appealable judgment against the Company for such amounts, the Company shall pay to the Buyer (i) its costs and expenses (including attorneys' fees) in connection with such suit and (ii) if (and only if) this Agreement has been terminated pursuant to Section 10.3, interest on the amount at the rate announced by Citibank, N.A. as its "reference rate" in effect on the date such payment was required to be made.

         5. Efforts to Obtain Satisfaction of Conditions

             The Company and the Buyer each covenant and agree to use all commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

         6. Conditions to Obligations of the Buyer

             The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:


             6.1. Continued Truth of Representations and Warranties of the Company; Compliance with Covenants and Obligations. The representations and warranties of the Company shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Company shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. Notwithstanding the foregoing the materiality qualifications in the preceding two sentences shall not apply to any representation, warranty, term, condition, covenant, obligation, agreement or restriction that is itself qualified by materiality. At the Closing, the Company shall have delivered to the Buyer a certificate signed by the President of the Company as to its compliance with this Subsection 6.1.

             6.2. Corporate Proceedings and Shareholder Approval. All corporate, Board of Directors, shareholder and other proceedings required to be taken to authorize the Company to carry out this Agreement and the transactions contemplated hereby, and to convey, transfer, assign and deliver the Acquired Assets to the Buyer, shall have been taken.

             6.3. The Company Intellectual Property. At the Closing the Buyer shall receive good, clear, record and marketable title to the Company Intellectual Property, free and clear of all Encumbrances.

             6.4. Governmental Approvals. All governmental agencies, department, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Company or the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, including, without limitation, consents of the Department of Justice and Federal Trade Commission required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filings and approvals from the SEC.

             6.5. Consent of Third Parties. The Company shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Company to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on Schedule 2.2 attached hereto.

             6.6. Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or, to the knowledge of the Company, threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might materially and adversely affect the right of the Buyer to own or operate the Acquired Assets after the Closing.

             6.7. Fulfillment of Closing Conditions of Asset Purchase Agreement. On or prior to the Closing Date, the Company shall have fulfilled all conditions to Closing set forth in the Asset Purchase Agreement of even date among the Geac Computer Systems, Inc. (the "US Buyer"), a Georgia corporation, and the Company (the "US Purchase Agreement").

             6.8. Closing Deliveries. The Buyer shall have received at or prior to the Closing all documents set forth in this Section 6 and such other documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

         (a) an executed Assignment of Intellectual Property in substantially the form attached hereto as Exhibit A (the "Assignment");


         (b) such other instruments of transfer and conveyance, in form and substance reasonably satisfactory to counsel for the Buyer, as the Buyer shall reasonably request to effectively vest in the Buyer all of the right, title and interest in the Company Intellectual Property;

         (c) all technical data, formulations, product literature and other documentation relating to the Company Intellectual Property;

         (d) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Company in Delaware;

         (e) a certificate of the Secretaries of State for each jurisdiction in which the Company is qualified to do business as to the legal existence and good standing of the Company in each such jurisdiction;

         (f) a certificate signed by the Secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and bylaws delivered pursuant to Section 2.1; and

         (g) such other documents, instruments or certificates as the Buyer may reasonably request.

         7. Conditions to Obligations of the Company

             The obligations of the Company under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company:


             7.1. Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Company. The Buyer shall have each performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. Notwithstanding the foregoing the materiality qualifications in the preceding two sentences shall not apply to any representation, warranty, term, condition, covenant, obligation, agreement or restriction that is itself qualified by materiality. At the Closing, the Buyer shall have delivered to the Company a certificate signed by the President of the Buyer as to the Buyer's compliance with this Section 7.1.

             7.2. Company Proceedings. All corporate, Board of Directors, shareholder and other proceedings required to be taken to authorize the Buyer to carry out this Agreement and the transactions contemplated hereby shall have been taken.

             7.3. Governmental Approvals. All governmental agencies (including Canadian and provincial agencies and authorities), departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer or the Company of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, including, without limitation, consent of the Department of Justice and Federal Trade Commission as required pursuant to the HSR Act.

             7.4. Consents of Third Parties. The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

             7.5. Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Company to transfer the Acquired Assets.

             7.6. Fulfillment of Conditions to Closing in US Asset Purchase Agreement. On or prior to the Closing Date, the US Buyer shall have fulfilled all conditions to Closing set forth in the US Asset Purchase Agreement.

             7.7. Stockholder Approval. All shareholder approvals required to authorize the Company to carry out this Agreement and the transactions contemplated hereby, and to convey, transfer, assign and deliver the Company Intellectual Property to the Buyer, shall have been obtained.


             7.8. Closing Deliveries. The Company shall have received at or prior to the Closing all documents set forth in this Section 7 and such other documents, instruments or certificates as the Company may reasonably request including, without limitation:

         (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 6 as the Company shall reasonably request;

         (b) a certificate of the Corporations Branch of the Province of Ontario as to the legal existence and good standing of the Buyer;

         (c) a certificate signed by an authorized representative of the Buyer attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the authenticity and continuing validity of the certificate of incorporation and bylaws (or similar governing documents) delivered pursuant to Section 3.1;

         (d) the Purchase Price;

         (e) an executed Software License Agreement, as described in Section 7.6 herein; and

         (f) such other documents, instruments or certificates as the Company may reasonably request.

         8. Post-Closing Agreements

             The Company agrees that from and after the Closing Date:


             8.1. Proprietary Information. The Company shall hold in confidence all knowledge and information of a secret or confidential nature with respect to the terms of this Agreement and the agreements contemplated hereby or the Business of the Company and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Company. The Company agrees that the remedy at law for any breach of this Subsection 9.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 8.1.

             8.2. Limitation on Use of Name. From and after the Closing Date, neither the Company nor any affiliate thereof shall use the names "SQL" or any derivation thereof in connection with any business related to, competitive with, or an outgrowth of, the Business as it is conducted on the date hereof, or in any new venture to which the Company, or any affiliate thereof, is a party.

             8.3. Non-Competition Agreement.

         (a) For a period of five (5) years after the Closing Date, the Company shall not, directly or indirectly, within the United States, Canada or Mexico
(i) engage in any business competitive with the Business of the Company as of the Closing Date, (ii) solicit customers, business, patronage or orders for, or sell any products, or perform any services which are, directly or indirectly, competitive with the products sold by and services rendered by the Business as of the Closing Date, or (iii) directly or indirectly hire, solicit for employment or encourage to leave the employment of the Buyer any of the employees of the Company who become employed by the Buyer pursuant to Section
1.5 herein unless such employees have ceased to be employed by the Buyer for at least six months.

         (b) For a period of five (5) years after the Closing Date, the Buyer shall not, directly or indirectly, hire, solicit for employment or encourage to leave the employment of the Company any of the employees of the Company not listed on the ERP List unless such employees have ceased to be employed by the Company for at least six (6) months.

         (c) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 8.3 are reasonable. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United

States of America and each and every province of Canada. The parties also agree that damages are an inadequate remedy for any breach of this provision and that the Buyer or the Company, as the case may be, shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

             8.4. Sharing of Data.

         (a) The Company shall have the right for a period of six (6) years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business and the Acquired Assets prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of six (6) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar records which are retained by the Company pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business or Acquired Assets transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

         (b) The Company and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Acquired Assets from the Company to the Buyer and the operation thereof by the Buyer. Each party acknowledges and agrees that the transition contemplated by the preceding sentence may take up to sixty (60) days following the Closing Date, during which time the Company shall provide the Buyer with reasonable access to the Company's senior management for the purposes of facilitating the transfer of the Business and Acquired Assets to the Buyer.

             8.5. Cooperation of the Company. The Company will cooperate with the Buyer in furnishing information or other assistance reasonably requested in connection with any actions, proceedings, arrangements or disputes involving the Company Intellectual Property and based upon contracts, arrangements, property rights, acts or omissions of the Company which were in effect or carried on prior to the Closing Date.

             8.6. Limited License to the Company to use the software comprising the Company Intellectual Property. The Buyer hereby grants to the Company a paid-up, non-exclusive, royalty-free, worldwide, irrevocable, perpetual license to use the software programs set forth on Schedule 8.6 solely for the Company's internal use and subject to the terms and conditions set forth in the Software License Agreement attached hereto as Exhibit C. The parties agree that effective one year after Closing the Company shall be liable to the Buyer for any costs related to maintenance and support for such software, but such costs shall not exceed the then-current maintenance and support fees charged by the Buyer to third parties for such services.

         9. Intentionally Omitted

         10. Termination of Agreement; Option to Proceed; Damages

             10.1. Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m., Boston Time, on (a) October 15, 1999 if the Company has not set a date for its Stockholders' Meeting and mailed all materials required by law for such meeting or (b) November 5, 1999, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Company and the Buyer.

             10.2. Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the Company and the Buyer. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Company under this Agreement, and the Company shall have no further obligation or liability to the Buyer under this Agreement.

             10.3. Termination by Reason of Breach. This Agreement may be terminated by the Company if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder (a "Pre-Closing Breach"). This Agreement may be terminated by the Buyer if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Company or the failure of the Company to perform any condition or obligation hereunder. This Agreement may be terminated by either the Company or the Buyer if at any time prior to the Closing: (a) the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement and the transactions contemplated herein, (b) Company enters into a binding written agreement with respect to a Superior Proposal, or (c) the US Asset Purchase Agreement is terminated.

             10.4. Availability of Remedies at Law. In the event this Agreement is terminated by the Buyer or the Company pursuant to the provisions of Section
10.3 (other than as permitted pursuant to Section 4.4(b)), the parties hereto shall have available to them all remedies afforded to them by applicable law or in equity, including, without limitation, claims for specific performance and other equitable remedies.

         11. Dispute Resolution

             11.1. General. In the event that any dispute should arise between the parties hereto with respect to any matter covered by this Agreement, including, without limitation, the occurrence of a Pre-Closing Breach, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 11.

             11.2. Consent of the Parties. In the event of any dispute between the parties with respect to any matter covered by this Agreement or any of the agreements entered into in connection herewith, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within sixty (60) calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with this Section 11.

             11.3. Arbitration.

         (a) The Buyer, on the one hand, or the Company, on the other hand, may submit any matter referred to in Section 11.2 hereof to arbitration by notifying the other parties hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Company shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association's Boston office if the arbitration is initiated by the Company and selected by the American Arbitration Association's Atlanta office if initiated by the Buyer. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

         (b) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Company shall meet, at which time the Buyer and the Company shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

         (c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Company. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

         (d) The arbitrator shall use his best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph
(c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

         (e) Any arbitration pursuant to this Section 11 shall be conducted in Boston if initiated by the Company and Atlanta if initiated by the Buyer. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Georgia for purposes of the enforcement of any arbitration award.

         12. Brokers

             12.1. For the Company. The Company represents and warrants that other than US Bancorp Piper Jaffray, no person, firm or corporation has acted in the capacity of broker or finder on its or their behalf to bring about the negotiation of this Agreement. The Company agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Company.

             12.2. For the Buyer. The Buyer represents and warrants that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Buyer agrees to indemnify and hold harmless the Company against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.


         13. Notices

             Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally, by telecopy, or sent by federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

                  To the Buyer:     Geac Canada Limited
                                    c/o Geac Computer Corporation Limited
                                    11 Allstate Parkway
                                    Suite 300
                                    Markham, Ontario
                                    L3R 9T8
                                    Attn: General Counsel

                  With a copy to:   Gabor Garai, Esq.
                                    Epstein Becker & Green, P.C.
                                    75 State Street
                                    Boston, MA  02109
                                    Fax: (617) 342-4001

                  To the Company:   Clarus Corp.
                                    3970 Johns Creek Court
                                    Suite 100
                                    Suwanee, GA  30024
                                    Attn: Stephen P. Jeffery, President and CEO
                                    Fax:  (770) 291-8573

                  With a copy to:   Sharon L. McBrayer, Esq.
                                    Womble Carlyle Sandridge & Rice PLLC
                                    1201 West Peachtree Street, NW
                                    Suite 3500
                                    Atlanta, GA 30309
                                    Fax: (404) 870-4825


Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date actually delivered, if delivered personally, by overnight courier or by telecopy or (b) three (3) business days after being sent, if sent by registered or certified mail.

         14. Successors and Assigns

             This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, or the Company from any obligation or liability under this Agreement.

         15. Entire Agreement; Amendments; Attachments

             The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement. This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The parties hereto may amend or modify this Agreement by a written instrument executed by the Buyer or the Company.

         16. Severability

             Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         17. Expenses

             Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Company, on the other hand, will pay all other fees and expenses incurred by them in connection with the transactions contemplated hereunder.

         18. Governing Law

             This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.


         19. Section Headings

             The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         20. Counterparts

             This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

         21. Definition of Knowledge.

             The term "knowledge" as used in the phrases "to the knowledge of the Company," "to the Company's knowledge" or any other similar phrase attributing knowledge to the Company means the actual knowledge of the officers and key employees (i.e., vice presidents and above) of the Company after reasonable inquiry; provided, however, that in the case of any representation or warranty as to Embedded Third Party Software, "knowledge" means the actual knowledge of the officers and key employees (i.e., vice presidents and above) of the Company without inquiry. For purposes of the preceding definition, officers and key employees (i.e., vice presidents and above) includes any officer or key employee (i.e., vice presidents and above) who was an officer or key employee (i.e., vice presidents and above) from May 26, 1999 through the Closing Date.

         22. Construction.

             In the construction of this Agreement general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

         23. Defined Terms in Section of Agreement Indicated.


------------------------------------------------ -------------------------
             DEFINED TERM                                      SECTION
------------------------------------------------ -------------------------
"Agreement"                                      Introduction
------------------------------------------------ -------------------------
"Assignment"                                     Section 6.8(a)
------------------------------------------------ -------------------------
"Business"                                       Introduction
------------------------------------------------ -------------------------
"Buyer"                                          Introduction
------------------------------------------------ -------------------------
"Business Material Adverse Effect"               Section 2.4(j)
------------------------------------------------ -------------------------
"Buyer Material Adverse Effect"                  Section 2.4(j)
------------------------------------------------ -------------------------
"Clarus Commerce"                                Introduction
------------------------------------------------ -------------------------
"Clarus E Procurement"                           Introduction
------------------------------------------------ -------------------------
"Closing"                                        Section 1.5
------------------------------------------------ -------------------------
"Closing Date"                                   Section 1.5
------------------------------------------------ -------------------------
"Commercial Intellectual Property"               Section 2.4
------------------------------------------------ -------------------------
"Commercial Software Rights"                     Section 2.4
------------------------------------------------ -------------------------
"Company"                                        Introduction
------------------------------------------------ -------------------------
"Company Advisors"                               Section 4.4(a)
------------------------------------------------ -------------------------
"Company's Board of Directors"                   Introduction
------------------------------------------------ -------------------------
"Company Registered Intellectual Property"       Section 2.4
------------------------------------------------ -------------------------

------------------------------------------------ -------------------------
"Date Sensitive Systems"                         Section 2.4(l)
------------------------------------------------ -------------------------
"Date Data"                                      Section 2.4(l)
------------------------------------------------ -------------------------
"Due Diligence Activities"                       Section 4.1
------------------------------------------------ -------------------------
"Electronic Commerce Business"                   Introduction
------------------------------------------------ -------------------------
"Embedded Third Party Software"                  Section 2.4
------------------------------------------------ -------------------------
"Encumbrances"                                   Section 2.3
------------------------------------------------ -------------------------
"Fairness Opinion"                               Section 1.6
------------------------------------------------ -------------------------
"Financial Advisor"                              Section 1.6
------------------------------------------------ -------------------------
"HSR Act"                                        Section 6.4
------------------------------------------------ -------------------------
"Intellectual Property Rights"                   Section 2.4
------------------------------------------------ -------------------------
"Knowledge"                                      Section 21
------------------------------------------------ -------------------------
"Pre-Closing Breach"                             Section 10.3
------------------------------------------------ -------------------------
"Proxy Statement"                                Section 1.6
------------------------------------------------ -------------------------
"Purchase Price"                                 Section 1.3
------------------------------------------------ -------------------------
"Reference Rate"                                 Section 4.8(b)
------------------------------------------------ -------------------------
"Registered Intellectual Property"               Section 2.4
------------------------------------------------ -------------------------
"Software"                                       Section 2.4
------------------------------------------------ -------------------------
"SQL"                                            Section 8.2
------------------------------------------------ -------------------------
"Stockholders Meeting"                           Section 4.7
------------------------------------------------ -------------------------
"Third Party"                                    Section 4.4(b)
------------------------------------------------ -------------------------
"Third Party Acquisition"                        Section 4.4(b)
------------------------------------------------ -------------------------
"US Buyer"                                       Section 6.7
------------------------------------------------ -------------------------
"US Purchase Agreement"                          Section 6.7
------------------------------------------------ -------------------------
"Year 2000 Complaint"                            Section 2.4(l)
------------------------------------------------ -------------------------

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


                                            GEAC CANADA LIMITED



                                            By:      __________________________

                                            Title:


                                            CLARUS CORPORATION



                                            By:      __________________________

                                            Title: